Exhibit 99.1

RAM Holdings Reports Third Quarter 2007 Results

HAMILTON, Bermuda, November 5, 2007 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported a third quarter net loss of ($14.7) million, or ($0.54) per diluted share. This compares to net income of $12.2 million or $0.45 per diluted share for the third quarter 2006. This decrease in net income is due to unrealized losses on credit derivatives amounting to ($28.4) million or ($1.04) per basic and diluted share in the third quarter 2007. This increase in unrealized losses on credit derivatives during the period is the result of significant declines in fair value relating primarily to collateralized debt obligations from the widening credit spreads. The unrealized mark-to-market losses do not impact operating earnings, a non-GAAP measure of income used by market analysts in assessing the Company’s performance, or rating agency statutory capital requirements and claims paying resources.

“We are pleased with another strong quarter of operating results, as we continued to build relationships with our primary companies and expand our franchise,” said Vernon Endo, RAM's President and Chief Executive Officer. “While we are disappointed in reporting a loss for the quarter, it is directly related to the market dislocation in the structured finance markets that has led to significantly wider credit spreads and large unrealized losses of ($28.4) million on our portfolio of highly rated credit derivative contracts.”

“We continue to see very strong growth in written premiums relative to 2006 comparison periods, in part due to two new reinsurance treaties. Business production for the first nine months, as measured by adjusted premiums written, increased by 70% relative to the first nine months of 2006. We consider the business we have assumed this year to be high-quality business as measured by underlying credit ratings. We expect steady growth for the remainder of the year given the increased volume in the primary financial guaranty market.”

While net income and net income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because the Company’s management, as well as many research analysts and investors, evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments and unrealized gains or losses on credit derivatives (collectively termed "net security gains and losses"). Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as "core" earnings.

During the third quarter 2007, operating earnings grew to $13.7 million, or $0.50 per diluted share, compared to $12.3 million, or $0.45 per diluted share, in the comparable period in 2006, resulting in an increase of 11.4% and 11.1%, respectively. The growth in operating earnings is the result of additional earned premiums from an increase in new business, along with additional investment income due to increased cash flows from operations and the invested proceeds of the Company’s $75.0 million preferred share offering in December 2006.

The effect of net security gains and losses decreased net income by ($28.4) million, or ($1.04) per diluted share in the third quarter. Additionally, refundings increased net income by $0.8 million or $0.03 per diluted share. The following table provides comparisons of operating earnings and core earnings for the 2007 and 2006 third quarter and year to date:

Earnings Per Diluted Share	Third Quarter			Nine Months
	2007	2006	% change	2007	2006	% change

Net income (loss) per diluted share	$(0.54)	$0.45	NM	$0.32	$1.16	(72.4)%
Effect of net security (gains)/losses	$1.04	$0.00	NM	$1.04	$0.03	NM
Operating earnings	$0.50	$0.45	11.1%	$1.36	$1.19	14.3%
Effect of refundings	$(0.03)	$(0.07)	(57.1)%	$(0.12)	$(0.13)	(0.08)%
Core earnings	$0.47	$0.38	23.7%	$1.24	$1.06	17.0%

NM = Not Meaningful

Note: Operating and core earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

As noted in the table above, third quarter 2007 operating earnings increased by 11.1%, and core earnings per diluted share increased by 23.7% . For the first nine months of the year, operating earnings and core earnings increased by 14.3% and 17.0%, respectively, over prior year.

Summary of Operating Results

Net premiums written in the quarter totaled $28.9 million, 25% above the $23.1 million of net premiums written in the third quarter of 2006. The third quarter written premiums includes premiums associated with two new treaties entered into in 2007 which account for approximately 34% of the premiums written in the quarter. For the first nine months, net premiums written were $80.9 million, a 47% increase over 2006, which included $18.1 million of premiums from new treaties.

Adjusted premiums written in the third quarter were $50.7 million, approximately a 36% increase over the comparable quarter in 2006. Year to date adjusted premiums written were $121.1 million compared to $71.5 million, an increase of almost 70% over the same period in 2006. Adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). Premiums written by product line and adjusted premiums written are provided in the table below:

	Third Quarter			Year-to-date
Adjusted Premiums Written
(in $ millions)	2007	2006	% change	2007	2006	% change

Premiums Written
Public Finance	20.1	16.7	20.4%	56.7	36.4	55.8%
Structured Finance	8.8	6.4	37.5%	24.2	18.7	29.4%
Net Premiums Written*	28.9	23.1	25.1%	80.9	55.1	46.8%
less Installment Premiums Written	12.5	9.2	35.9%	29.2	23.3	25.3%
Upfront Premiums	16.4	13.9	18.0%	51.7	31.8	62.6%
PV Installment Premiums on New Business	34.3	23.4	46.6%	69.4	39.7	74.8%
Adjusted Premiums Written*	50.7	37.3	35.9%	121.1	71.5	69.4%

*totals may not add due to rounding

The growth achieved in adjusted premiums written reflects strong increases in both public finance and structured finance business. Public finance adjusted premiums for the quarter were $23.9 million, approximately 15% above the prior year’s third quarter of $20.7 million. Structured finance adjusted premiums grew more than 60% to $26.8 million from $16.6 million in 2006. The increases in the quarter were partially the result of the two additional treaties in 2007 which contributed $10.9 million in public finance adjusted premiums and $6.1 million structured finance adjusted premiums, as well as an overall increase in cessions and premium rates in 2007.

Earned premiums in the quarter of $16.5 million are 9% greater than the $15.1 million level in the third quarter of 2006. By eliminating accelerated premiums from refundings of $1.1 million from total earned premiums, “core” earned premiums in the third quarter are 25% above 2006, which included $2.8 million in refundings. For the first nine months, earned premiums were $44.3 million, 18% more than the $37.4 million in 2006, or a 24% increase after excluding accelerated premiums from refundings of $4.6 million and $5.4 million, respectively.

Net investment income for the quarter reached $8.4 million, 38% above the $6.1 million of net investment income recorded in the third quarter of 2006. For the first nine months of 2007, investment income of $24.5 million was $7.2 million or 42% greater than the comparable period in 2006. The substantial growth in investment income in 2007 over the comparison period is the result of a 30% increase in cash and invested assets compared to third quarter 2006. The increase is related to our $75.0 million preferred share offering in December 2006 and increases in cash flow from operations from the increase in premiums written, as well as an increased book yield. Realized gains or losses on investment sales were immaterial in the third quarter and year to date 2007 compared to immaterial losses and $0.8 million of losses, respectively, in the third quarter and year to date 2006.

Net unrealized losses on derivative financial instruments were $28.4 million for both the three and nine months ended September 30, 2007. The increase over the 2006 comparable periods results from the widening of credit spreads in the market on our in force portfolio of highly rated credit derivatives contracts.

Incurred losses and loss adjustment expenses were $1.3 million in the 2007 third quarter, generating a loss ratio of 7.7% . This loss ratio is the result of an increase of $1.7 million in RAM’s unallocated loss reserve in the quarter which is attributable to our increased portfolio exposure, offset by recoveries of $1.4 million and a decrease in the recoverable on paid losses of $1.0 million. This result compares to immaterial incurred losses in the comparable 2006 period, principally resulting from an increase in case reserves of $0.2 million offset by recoveries of $0.2 million. Incurred losses for the first nine months of the year were $1.2 million compared to ($3.1) million for the first nine months of 2006. As we have noted previously, we regard it as atypical when aggregate loss activity during a quarter or year to date results in negative incurred losses.

Acquisition expenses of $6.1 million in the third quarter are closely related to earned premiums. The third quarter 2007 ratio of acquisition expenses to earned premium is 37% compared to 36% for the third quarter 2006. Year to date acquisition costs of $16.0 million are comparable to $13.6 million in the first nine months of 2006 resulting in an acquisition expense ratio of 36% for both periods. Third quarter operating expenses of $3.1 million are 6.9%, or $0.2 million, above the level in the third quarter of 2006. Combining acquisition and operating expenses as a percentage of earned premiums, RAM's total expense ratio was 56.0% in the third quarter of 2007 compared to 55.1% in the third quarter of 2006.

Interest expense on the long term debt was $0.7 million in the third quarter of 2007 and 2006.

Balance Sheet

Total assets of $789.7 million as of the end of the third quarter, are 11% or $77.8 million above the level at year-end 2006, reflecting an increase in invested assets from increases in cash flows from operations. Shareholders' equity of $390.4 million is $11.1 million or 3% above the level at December 31, 2006. Book value per share is $14.33, an increase of 3% from year-end 2006. Adjusted book value (ABV) per share, a non-GAAP measure, rose by 10% from year-end 2006 to $24.85 at the end of the quarter.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company's reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company's results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.

Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company's value in the absence of new business activity. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at September 30, 2007 and December 31, 2006
(dollars in thousands)

	September 30, 2007	December 31, 2006
Assets
Investments:
Fixed-maturity securities held as available for sale, at fair value
(Amortized Cost: $672,771 and $574,127)	$669,261	$568,630
Short-term investments	13,696	45,828
Cash	2,555	6,120
Accrued investment income	6,240	5,227
Premiums receivable	4,420	3,464
Recoverable on paid losses	1,173	916
Deferred policy acquisition costs	83,958	73,838
Prepaid reinsurance premiums	2,006	2,091
Fixed assets	54	73
Deferred expenses	1,794	1,917
Prepaid expenses	627	185
Other assets	3,933	3,614
Total Assets	$789,717	$711,903

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$17,607	$14,506
Unearned premiums	230,899	194,322
Reinsurance balances payable	-	1,211
Accounts payable and accrued liabilities	3,589	3,458
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized shares -
75,000; issued and outstanding shares - 75,000	75,000	75,000
Accrued interest payable	-	693
Other liabilities	32,178	3,446
Total Liabilities	399,273	332,636
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares - 90,000,000;	2,724	2,723
Issued and outstanding shares -27,238,976 shares at September 30,
2007 and 27,234,755 at December 31, 2006
Additional paid-in capital	227,850	227,437
Accumulated other comprehensive income/(loss)	(3,511)	(5,497)
Retained earnings	163,381	154,604
Total Shareholders' Equity	390,444	379,267

Total Liabilities and Shareholders' Equity	$789,717	$711,903

RAM Holdings Ltd.
Statements of Consolidated Operations
(unaudited)
For the three and nine months ended September 30, 2007 and 2006
(dollars in thousands except share and per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Revenues
Gross premiums written	$28,928	$23,509	$80,925	$55,570
Ceded premiums	-	(423)	-	(423)
Net premiums written	$28,928	$23,086	$80,925	$55,147

Change in unearned premiums	(12,457)	(8,029)	(36,662)	(17,783)

Premiums earned	16,471	15,057	44,263	37,364

Net investment income	8,409	6,143	24,458	17,284
Net realized gains (losses) on sale of investments	-	-	(8)	(764)
Net unrealized gains (losses) on credit derivatives	(28,369)	(9)	(28,408)	(14)

Total revenues	(3,489)	21,191	40,305	53,870

Expenses
Losses and loss adjustment expenses	1,273	(41)	1,193	(3,112)
Acquisition expenses	6,142	5,401	16,001	13,552
Operating expenses	3,076	2,900	9,465	10,349
Interest expense	682	682	4,869	2,057

Total expenses	11,173	8,942	31,528	22,846

Net Income (loss)	$(14,662)	$12,249	$8,777	$31,024

Net income (loss) per common share:
Basic	$(0.54)	0.45	$0.32	1.16
Diluted	(0.54)	0.45	0.32	1.16
Weighted-average number of common shares outstanding:
Basic	27,238,847	27,234,755	27,236,977	26,636,403
Diluted	27,238,847	27,301,357	27,328,256	26,691,431

Operating Earnings
Net income (loss)	$(14,662)	$12,249	$8,777	$31,024
Less: Realized (gains) losses on investments	-	-	8	764
Less: Unrealized (gains) losses on credit derivatives	28,369	9	28,408	14

Operating Earnings	$13,707	$12,258	$37,193	$31,802
Net income (loss) per common share	$(0.54)	0.45	$0.32	1.16
Less: Realized (gains) losses on investments	0.00	0.00	0.00	0.03
Less: Unrealized (gains) losses on credit derivatives	1.04	0.00	1.04	0.00
Operating earnings per share	$0.50	0.45	$1.36	1.19

Adjusted Book Value	September 30, 2007	December 31, 2006
Book Value Per Share	$14.33	$13.93
Shareholder's Equity (Book Value)	390,444	379,267
Unearned premiums	230,899	194,322
Prepaid reinsurance premiums	2,006	2,091
Deferred Acquisition Costs	83,958	73,838
Present Value of
Installment Premiums	137,896	109,303
Unrealized Gains (Losses) on Investments	(3,511)	(5,497)
Adjusted Book Value Per Share	$24.85	$22.49

	3rd Quarter		Year-to-Date
	2007	2006	2007	2006

Net Par Written	$6,815,649	$2,805,236	$12,638,784	$6,192,172

GAAP Net Premiums Written	$28,928	$23,086	$80,925	$55,147
Less: Net Installment Premiums Written	$12,579	$9,244	$29,224	$23,319
Net Upfront Premiums Written	$16,349	$13,842	$51,701	$31,828
Plus: PV of Installment
Net Premiums Written	$34,316	$23,457	$69,421	$39,633

Net Adjusted Premiums Written	$50,665	$37,299	$121,122	$71,461

Contact:

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm